EXHIBIT 99.1
PLUMAS BANCORP REPORTS FIRST QUARTER EARNINGS
QUINCY, California, April 27, 2007 – Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced earnings for the first quarter ended on March 31, 2007. Earnings for the first quarter totaled $948 thousand, a decline of $227 thousand or 19% from the $1,175 thousand earned during the quarter ended March 31, 2006. Earnings per diluted share totaled $0.19 during the quarter ended March 31, 2007, a decline of $0.04 or 17% from the $0.23 earned during the first quarter of 2006.
Douglas N. Biddle, president and chief executive officer, remarked, “We continue to experience loan growth, while maintaining our focus on strong credit quality. As is the case for most banks, the deposit environment remains challenging; however, we are excited about the prospects for our Redding, California branch that we expect to open in its permanent location in the fourth quarter of 2007. This branch will provide us with access to a significantly larger deposit market than any of our existing branches.” He added, “As part of our long term strategy to reward shareholders, on April 18, 2007 we declared a 15 cent per share cash dividend. This represents a 15% increase in the semi-annual cash dividend per share from 13 cents paid on May 15, 2006.”
Biddle concluded, “In recognition of the Company’s ten-year history of stock performance, I am pleased to announce that on April 16, 2007, Plumas Bancorp was named to the Keefe, Bruyette & Woods 2007 Honor Roll for banking institutions. We are honored to be included in this group by this highly respected investment banking firm, which includes so many high performing financial institutions.”
Financial Highlights for the quarter ended March 31, 2007 vs. March 31, 2006:
•	Net loans increased by $37 million, or 12% to $357 million

•	Increase in loan to deposit ratio to 88.9%

•	Net interest margin improved 10 basis points to 5.24%

•	Net interest income increased 2% to $5.49 million

•	Net loan charge-offs declined from $120 thousand to $17 thousand

•	Nonperforming loans declined by 19% to $1.1 million

•	Shareholders’ equity increased by $4.2 million, or 13%

•	Book value per share increased by $0.84 to $7.31
Continued Strong Loan Growth
Net loans increased by $37 million or 12% to $357 million at March 31, 2007 from $320 million at March 31, 2006. During the same period, total deposits declined by $18 million to $405 million at March 31, 2007. The Company’s loan to deposit ratio increased to 88.9% at March 31, 2007 from 76.2% at March 31, 2006.

Increase in Net Interest Income and Net Interest Margin
Net interest income before provision for loan losses totaled $5.5 million during the first quarter of 2007, an increase of $0.1 million or 2% as compared to the quarter ended March 31, 2006. The Company benefited both from a growth in loans as a percentage of average interest earning assets, as well as an increase in loan yields. Net interest margin for the first quarter of 2007 was 5.24%, an increase of 10 basis points over the 2006 quarter. The Company achieved an increase of 60 basis points in the yield on average interest earning assets to 7.22% for the quarter ended March 31, 2007 from 6.62% for the first quarter of 2006. This increase in yield was partially offset by an increase of 67 basis points in the cost of average interest bearing liabilities which increased to 2.70% for the quarter ended March 31, 2007 from 2.03% for the first quarter of 2006.
Asset Quality Remains Strong
Nonperforming loans totaled $1.1 million at March 31, 2007 or 0.30% of total loans, a decrease of $0.2 million from the ending balance at March 31, 2006 of $1.3 million or 0.41% of total loans. The allowance for loan losses was $4.1 million or 1.15% of total loans at March 31, 2007, an increase of $0.7 million from the $3.4 million or 1.06% of total loans at March 31, 2006.
Robert Herr, executive vice president and loan administrator remarked, “During the first quarter we had loan recoveries of $117 thousand resulting in net loan charge-offs during the quarter of only $17 thousand. During 2007 our goal is to continue to grow our loan portfolio with an emphasis on increasing loan yield while maintaining strong credit quality.”
Net charge-offs for the quarter ended March 31, 2007 decreased by $103 thousand, or 86%, from the $120 thousand incurred in the first quarter of 2006. Annualized net charge-offs as a percentage of average loans declined to 0.02% for the first quarter of 2007 down from 0.15% during the first quarter of 2006.
Shareholders’ Equity Growth
Shareholders’ equity increased $4.2 million to $36.5 million at March 31, 2007 from $32.3 million at March 31, 2006. Book value per share increased 13% to $7.31 at March 31, 2007 from $6.47 at March 31, 2006. On January 22, 2007 the Company announced that its Board of Directors authorized a common stock repurchase plan. During the first quarter of 2007 the Company repurchased 29,500 shares of common stock at an average cost, including commission, of $16.60 per share for a total cost of $490 thousand.
Plumas Bank, based in Northeastern California, is a locally owned and managed full- service community bank. The Bank operates twelve offices throughout Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta counties in California and a commercial lending office located in Reno, Nevada. The Bank offers a full range of personal and commercial banking services including checking, savings and depository accounts, commercial, installment, agriculture and mortgage loans, as well as other investment and insurance services to individuals, businesses, institutions and governmental agencies.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of March 31,
			Dollar	Percentage
	2007	2006	Change	Change
ASSETS
Cash and due from banks	$12,457	$14,701	$(2,244)	-15.3%
Federal funds sold	—	13,655	(13,655)	-100.0%
Investment securities	66,849	89,529	(22,680)	-25.3%
Loans, net of allowance for loan losses	357,485	320,251	37,234	11.6%
Premises and equipment, net	15,153	12,996	2,157	16.6%
Intangible assets, net	1,262	1,563	(301)	-19.3%
Bank owned life insurance	9,531	9,007	524	5.8%
Accrued interest receivable and other assets	9,441	9,430	11	0.1%

Total assets	$472,178	$471,132	$1,046	0.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$405,360	$423,677	$(18,317)	-4.3%
Short-term borrowings	14,800	—	14,800	—%
Accrued interest payable and other liabilities	5,179	4,829	350	7.2%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—%

Total liabilities	435,649	438,816	(3,167)	-0.7%
Shareholders’ equity	36,529	32,316	4,213	13.0%

Total liabilities and shareholders’ equity	$472,178	$471,132	$1,046	0.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED MARCH 31,	2007	2006	Change	Change
Interest income	$7,560	$6,939	$621	8.9%
Interest expense	2,073	1,548	525	33.9%

Net interest income before provision for loan losses	5,487	5,391	96	1.8%
Provision for loan losses	250	300	(50)	-16.7%

Net interest income after provision for loan losses	5,237	5,091	146	2.9%
Non-interest income	1,271	1,210	61	5.0%
Non-interest expenses	5,008	4,408	600	13.6%

Income before provision for income taxes	1,500	1,893	(393)	-20.8%
Provision for income taxes	552	718	(166)	-23.1%

Net income	$948	$1,175	$(227)	-19.3%

Basic earnings per share	$0.19	$0.24	$(0.05)	-20.8%

Diluted earnings per share	$0.19	$0.23	$(0.04)	-17.4%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	March 31,
	2007	2006
AVERAGE BALANCES
Assets	$469,728	$469,010
Earning assets	$424,515	$425,247
Loans	$353,640	$321,136
Deposits	$403,503	$421,663
Equity	$36,580	$32,122

CREDIT QUALITY DATA
Allowance for loan losses	$4,150	$3,436
Allowance for loan losses as a percentage of total loans	1.15%	1.06%
Nonperforming loans	$1,072	$1,324
Nonperforming assets	$1,144	$1,369
Nonperforming loans as a percentage of total loans	0.30%	0.41%
Nonperforming assets as a percentage of total assets	0.24%	0.29%
Year-to-date net charge-offs	$17	$120
Year-to-date net charge-offs as a percentage of average loans, annualized	0.02%	0.15%

SHARE AND PER SHARE DATA
Basic earnings per share	$0.19	$0.24
Diluted earnings per share	$0.19	$0.23
Weighted average shares outstanding	5,012	4,988
Weighted average diluted shares outstanding	5,071	5,091
Book value per share	$7.31	$6.47
Total shares outstanding	5,000	4,998

KEY FINANCIAL RATIOS
Annualized return on average equity	10.5%	14.8%
Annualized return on average assets	0.82%	1.02%
Net interest margin	5.24%	5.14%
Efficiency ratio	74.1%	66.8%
Loan to deposit ratio	88.9%	76.2%